Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 17, 2019 appearing in this Form 8-K/A with respect to the financial statements of TriSource Solutions, LLC, which are incorporated by reference in the Registration Statement on Form S-3 (File No. 333-232961) filed on August 1, 2019, as amended by Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-232961) filed on August 6, 2019 and Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-232961) filed on August 26, 2019 (collectively, the “Registration Statement”). We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ HONKAMP KRUEGER & CO, P.C.

Dubuque, Iowa

September 20, 2019